EXECUTION VERSION
CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (the “Agreement”), dated as of January 20, 2021, is entered into by and between Third Point Reinsurance Ltd., a Bermuda corporation (the “Company”), and Christopher S. Coleman (the “Executive”). Reference is made to that certain Agreement and Plan of Merger, dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, the Company and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (the “Merger Agreement”).
WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement, dated as of November 10, 2014 (the “Employment Agreement”), with capitalized terms used herein without definition having the respective meanings set forth in the Employment Agreement;
WHEREAS, the parties intend that (i) effective as of the close of business on the closing date of the consummation of the transactions contemplated by the Merger Agreement (the “Closing Date”), the Executive shall cease to serve as Chief Financial Officer of the Company and shall commence to serve as interim Chief Accounting Officer of the Company, and (ii) effective as of the close of business on the first business day immediately following the filing of the Company’s quarterly report on Form 10-Q for the fiscal year quarter ended March 31, 2021 with the Securities and Exchange Commission (currently expected to occur in May 2021) (the “Termination Date”), the Executive shall terminate employment with the Company and its affiliates, and such termination shall be treated as without “Cause” for purposes of the Employment Agreement; and
WHEREAS, the parties desire to specify, as well as settle and conclude, the Executive’s rights and obligations in connection with the Executive’s employment with, and separation from, the Company and its affiliates.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Transition Period; Termination of Employment.
(a)Transition Period. The Executive and the Company acknowledge and agree that, effective as of the Closing Date, the Executive shall cease to serve as Chief Financial Officer of the Company and shall commence to serve as interim Chief Accounting Officer of the Company. For the period from the Closing Date through the Termination Date (the “Transition Period”), the Executive shall perform such duties, services, and responsibilities consistent with the position of interim Chief Accounting

Officer, and such other duties consistent with such position as may be reasonably assigned to the Executive by the Chief Executive Officer of the Company. During the Transition Period, the Executive shall continue to be paid his normal base salary and to be provided with his normal employee benefits. Notwithstanding the foregoing, the Executive agrees that, from the date of this Agreement through the Termination Date, the Company in its sole discretion may place the Employee on garden leave during all or any portion of such period, in which event during such period (i) the Executive shall not engage in his active duties and responsibilities except at the reasonable request of the Company, (ii) the Executive shall remain reasonably available to the Company during normal business hours (iii) the Executive shall continue to be paid his normal base salary and to be provided with his normal employee benefits.
(b)Termination of Employment. The Executive and the Company acknowledge and agree that, from and after the Termination Date, the Executive shall no longer be an employee of the Company or any of its subsidiaries or affiliates. In consideration of the compensation to be provided pursuant to this Agreement, effective as of the Termination Date the Executive’s employment with the Company and its subsidiaries and affiliates in all respects, including without limitation each officer, executive and/or director position held with the Company and its subsidiaries and affiliates, shall terminate by mutual agreement. The Executive acknowledges that, from and after the Termination Date, the Executive shall no longer be authorized to conduct business on behalf of the Company or any of its affiliates, including but not limited to entering into contracts on behalf of the Company or any of its affiliates. The Executive shall, at the request of the Company, execute and deliver to the Company the resignation letter attached hereto as Exhibit A at or after the Termination Date, and the Executive shall execute promptly such other documents evidencing any other resignations as the Company shall reasonably request.
(c)Accrued Payments. On the next regular payroll date following the Termination Date, the Company shall pay the Executive all of the Executive’s earned but unpaid base wages as of the Termination Date, and any accrued vacation through the Termination Date (currently, 12.5 days, as increased through the Termination Date in accordance with the Company’s normal accrual formula, and reduced by any days taken).
(d)Company Employee Benefits. Following the Termination Date, the Executive shall be entitled to receive any accrued and unpaid benefits under the Company’s employee benefit plans to which the Executive is entitled as of the Termination Date; provided, that for the avoidance of doubt, the benefits set forth in Section 2 hereof are in lieu of, and not in addition to, any severance or termination benefits payable under any severance plan, policy, agreement or arrangement sponsored or maintained by the Company or its affiliates.
(e)No Disagreements. By entering into this Agreement, the Executive confirms that the Executive has no disagreement with the Company or any of its subsidiaries or affiliates on any matter relating to the operations, policies or practices of any of them, and no actual knowledge (without having made any enquiries) of any failure of any of them or any of their employees, officers, directors or shareholders at any time to have complied with any legal or regulatory requirements applicable to any of the foregoing persons or individuals. In addition, by entering into this Agreement, the Company confirms that the Company has no disagreement with the Executive on any matter relating to the Executive’s duties to the Company and its affiliates, and no actual knowledge (without having made any enquiries) of any failure of any of the Executive at any time to have complied with any legal or regulatory requirements applicable to the Executive. Except upon acquiring actual knowledge after the date of this Agreement, neither the Company nor the Executive shall take any position inconsistent with this Section 1(e).
(f)Continuing Indemnification. Following the Termination Date, the Company will continue to provide the Executive with the insurance coverages and indemnification set forth in Section 9 and Section 10 of the Employment Agreement in accordance with the terms of such Sections.
2.Separation Compensation and Benefits. Subject to the Executive’s execution, delivery and non-revocation of this Agreement and the waiver and release of claims attached hereto as Exhibit B (the “Waiver and Release of Claims”), and execution and delivery of the reaffirmation of the Waiver and Release of Claims attached hereto as Exhibit C on or within 5 working days following the Termination Date (the “Reaffirmation”), pursuant to the terms of Section 6(c) of the Employment Agreement, the Executive shall receive the following:
(a)$910,000 (which is equal to the sum of (i) $780,000 as severance pay equal to eighteen (18) months of the Executive’s current annual base salary of $520,000, plus (ii) $130,000 as payment in lieu of the Executive’s three (3) months’ notice, as required by the Statement of Employment and Bermuda law, to be paid as follows: (x) $130,000 shall be paid on the thirtieth (30th) day following the Termination Date, and (y) $780,000, to be paid in eighteen (18) monthly installments over the eighteen (18) months following the Termination Date in accordance with the Company’s regular payroll practices (with the first of such installments paid on the thirtieth (30th) day following the Termination Date); and, provided that, notwithstanding any provision of this Agreement to the contrary, the Termination Date shall occur not later than May 31, 2021, such that the first of the eighteen installments referred to above is paid in June, 2021 and all installments shall be completed by December, 31, 2022;
(b)a pro rata annual bonus for calendar year 2021, determined as the product of (x) the Executive’s target annual bonus amount of $442,000, multiplied by (y) a fraction, the numerator of which is the total number of (working and non-working) days the Executive was employed by the Company in calendar year 2021, and the denominator of which is 365 (the “Pro Rata Bonus”), which Pro Rata Bonus shall be paid in cash in a lump sum after the end of the calendar year in which the Termination Date occurs and no later than March 15, 2022; and

(c)Subject to the Executive properly enrolling in continuation coverage in respect of the Company’s medical and life insurance benefit plans, the Company shall, for eighteen (18) months following the Termination Date, provide the Executive with continued medical and life insurance coverage at the same premium rates that active employees pay for such coverage, with any life insurance premium contributions required to be made during the eighteen (18) months following the Termination Date paid upon such required premium contribution payment dates.
3.Exclusive Payments. The Executive acknowledges and agrees that the severance benefits and termination benefits set forth in Section 2 above are in full and final satisfaction of all of the Executive’s rights to notice pay, accrued and future bonuses, long-term compensation and severance and resignation and termination benefits from the Company and any of its subsidiaries and affiliates, excluding only those elements of compensation set forth in Section 5 below. For avoidance of doubt, the Executive shall be eligible for payment of the performance-based cash bonus in respect of the calendar year ended December 31, 2020, which shall equal the amount determined by the Board of Directors of the Company (the “Board”) based on the Executive’s achievement of such individual and corporate performance goals for 2020 as established by the Board, to be paid in cash in a lump sum after December 31, 2020, but in no event later than March 15, 2021, regardless of whether or not the Termination Date precedes such payment.
4.Breach of Waiver and Release of Claims. In the event that any one or more of the provisions of the Waiver and Release of Claims shall be or become invalid, illegal or unenforceable in any respect by reason of any action of the Executive, and the Executive commences, or encourages the commencement of, an Action (as defined under the Waiver and Release of Claims) against any Released Party (as defined under the Waiver and Release of Claims), (a) the Executive’s right to any unpaid amounts otherwise payable under Section 2 of this Agreement above will be immediately forfeited, and the Executive will be liable to the Company for any amounts already paid to the Executive pursuant to Section 2 above and (b) the Executive will forfeit any right to accelerated and/or future vesting of equity awards as set forth in Section 5 of this Agreement below, and all unvested equity awards shall be immediately forfeited. Notwithstanding the foregoing, nothing in this Agreement or the Waiver and Release of Claims (1) prohibits the Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company and its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that the Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any affiliate or from making a protected disclosure within the meaning of section 29A of the Employment Act 2000 of Bermuda, or (2) requires the Executive to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (1).

5.Treatment of Equity Compensation. Subject to the Executive’s execution, delivery and non-revocation of the Waiver and Release of Claims, and execution and delivery of the Reaffirmation, the equity awards granted to the Executive prior to the Termination Date shall be treated as follows:
(a)Time-Vesting Restricted Stock. The Company and the Executive acknowledge that, pursuant to those certain Employee Restricted Shares Award Notices, dated as of February 26, 2019 and February 27, 2020, the Executive holds an aggregate of 33,789 outstanding and unvested time-vesting restricted shares of the Company (“Restricted Shares”) under the terms and conditions set forth in the Third Point Reinsurance Limited 2013 Omnibus Incentive Plan (the “Plan”), and, in the absence of this Agreement, would be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms. In consideration of the Executive’s entry into, non-revocation of, and compliance with this Agreement and the attached Waiver and Release of Claims, and execution and delivery of the attached Reaffirmation, the parties hereby agree that the Restricted Shares shall become vested immediately as of the Termination Date.
(b)Performance-Vesting Restricted Stock. The Company and the Executive acknowledge that, pursuant to those certain Employee Performance Restricted Shares Award Notices, dated as of February 28, 2018, February 26, 2019 and February 27, 2020, the Executive holds (measured at hypothetical target levels of performance) an aggregate of 154,796 outstanding and unvested performance-vesting restricted shares of the Company (“Performance Restricted Shares”) under the terms and conditions set forth in the Plan. The Performance Restricted Shares shall be treated as follows: (i) the Performance Restricted Shares granted on February 28, 2018 (35,587 of the 154,796) shall remain outstanding and shall vest and be settled in accordance with the terms of the applicable Performance Restricted Shares Award Notice and the Plan, subject to achievement of the performance goals for the performance period as determined by the Compensation Committee of the Board (the “Committee”) in the same manner as generally applicable for all other executives of the Company, and (ii) notwithstanding that all of the Performance Restricted Shares granted on February 26, 2019 (53,524 of the 154,796) and February 27, 2020 (65,685 of the 154,796) would, in the absence of this Agreement, be subject to forfeiture and cancellation as of the Termination Date for no consideration pursuant to their terms, in consideration of the Executive’s entry into, non-revocation of, and compliance with this Agreement and the attached Waiver and Release of Claims, and execution and delivery of the attached Reaffirmation, the Performance Restricted Shares granted on February 26, 2019 and February 27, 2020 shall vest on the Termination Date equal to the number of Performance Restricted Shares subject to each such award measured at hypothetical target levels of performance (119,209 in total).
(c)Options. The Company and the Executive acknowledge that, pursuant to those certain Nonqualified Share Option Agreements to which the Company and the Executive are parties (the “Option Agreements”), the Executive holds 348,836 options to purchase Class A common shares, par value $0.10 per share, of the Company (the

“Options”) under the terms and conditions set forth in the Third Point Reinsurance Limited Share Incentive Plan and the Nonqualified Share Option Agreements, all of which Options vested based on the Executive’s services prior to the Termination Date. In accordance with the terms of the Nonqualified Share Option Agreements, the Options shall remain exercisable until (i) the first anniversary of the Termination Date or (ii) the normal expiration date of the Options, whichever period is shorter.
6.Restrictive Covenants. The Executive and the Company hereby agree that the restrictive covenants set forth in the Employment Agreement, including without limitation Section 7 thereof (the “Restrictive Covenants”) are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and the Executive’s termination of employment in accordance with the terms of the Employment Agreement, except that (x) Section 7(b) of the Employment Agreement (relating to noncompetition only and not relating to nonsolicitation), and any other noncompetition (but not nonsolicitation) provisions of any other agreement to which the Executive and the Company or any of its subsidiaries and affiliates are parties which in any way restricts the Executive’s freedom to take up any new employment or other engagement after the Termination Date or imposes or results in any financial or other penalty or detriment for his doing do, shall cease to apply to the Executive as of the Termination Date and (y) for purposes of Section 7(d) of the Employment Agreement (relating to nondisparagement), the Executive agrees that, as a condition to the payments and benefits to be made under this Agreement, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers, or employees to any person or entity, including without limitation in any external or internal workplace forum; provided, that, this provision shall not restrict the Executive from exercising protected rights under applicable law. The Company shall not, and shall use its best efforts to ensure that its directors and officers do not, make or publish any disparaging statements (whether written or oral) regarding the Executive. The Executive hereby further agrees and acknowledges that, as one of the remedies available to the Company for breach of the Restrictive Covenants under Section 7 of the Employment Agreement, the continued payment of, and retention of, the payments and benefits set forth in Section 2 and Section 5 hereof shall be subject to the Executive’s compliance with the Restrictive Covenants in accordance with their terms (except as modified hereby) following the Termination Date. The Executive acknowledges that the Restrictive Covenants that shall apply following the Termination Date include (but are not limited to) covenants related to the preservation of confidential information, nondisparagement of (among others) the Company and its affiliates, officers and directors, and nonsolicitation of (among others) employees or customers.
7.Acknowledgments and Release. The Executive hereby agrees and acknowledges that, subject to payment of the amounts expressly provided for or referenced in this Agreement, the Executive will have received full payment for all services rendered on behalf of the Company and its subsidiaries and affiliates. In consideration of the Company’s commitments pursuant to Section 2 and Section 5, the Executive shall execute and deliver the Waiver and Release of Claims attached hereto as Exhibit B simultaneously with the Executive’s execution and delivery of this Agreement and not revoke such Waiver and Release of Claims, and execute and deliver the Reaffirmation attached hereto as Exhibit C on or within 5 working days following the Termination Date. The Executive agrees and acknowledges that none of the payments or benefits to which the Executive is entitled by reason of the operation of this Agreement shall be payable to the Executive unless and until the Executive shall have executed, delivered and not revoked such Waiver and Release of Claims, and executed and delivered the Reaffirmation.
8.Cooperation and Assistance. Section 5(c) of the Employment Agreement shall continue to apply following the Termination Date in accordance with its terms. Unless otherwise required by applicable law, any statement by the Executive to the press or a regulator of the Company (or any representative thereof) or made in a public setting (such as industry conferences) regarding any matter involving the Company, any of its affiliates, or the officers, directors, shareholders or members of the Company or any of its affiliates, and any statement by the Executive as to any such matter which could otherwise reasonably be expected to be made public, shall be subject to the prior review by, approval of, and coordination with, the General Counsel of the Company.
9.Company Property. To the extent that the Executive has not already done so as of the date of this Agreement, promptly following the Termination Date, the Executive shall return to the Company (1) all property of the Company and its affiliates in the Executive’s possession, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company and its affiliates, provided, however, that the Executive may take with him (and, at his request, the Company shall provide him with) a copy of his contacts and contacts list.
10.Notices. Notices under this Agreement will be provided in accordance with Section 12 of the Employment Agreement, which is incorporated herein as if set forth fully herein.
11.Withholding; Sections 409A and Section 457A. All payments and benefits under this Agreement shall be subject to all required withholdings of Federal, state and local taxes applicable thereto. Section 20 of the Employment Agreement (relating to the applicability of Section 409A and Section 457A) is incorporated herein as if set forth fully herein.
12.Miscellaneous. The Executive agrees that the payments and benefits to be paid and provided under this Agreement shall be in full and final satisfaction of the obligations of the Company and each of its subsidiaries and affiliates in respect of the Executive’s termination of employment from the Company and its affiliates, including without limitation under the Employment Agreement. The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement. Section 16 of the Employment Agreement (relating to governing law and dispute resolution) is incorporated herein as if set forth fully herein. This Agreement may be amended only by a written instrument signed by the Company and the Executive. This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. The failure of a party to enforce the breach of any of the terms or provisions of this Agreement shall not be a waiver of any preceding or succeeding breach of the Agreement or any of its provisions, nor shall it affect in any way the obligation of the other party to fully perform such other party’s obligations hereunder. This Agreement may be executed in counterparts and delivered electronically (including by .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.
THIRD POINT REINSURANCE LTD.
/s/ Sid Sankaran
By:
    Name: Sid Sankaran
    Title: Chairman
EXECUTIVE
/s/ Christopher S. Coleman

Christopher S. Coleman

[Signature Page to Separation Agreement and Release]

Exhibit A

_________________, 2021

Third Point Reinsurance Ltd.
Attention: General Counsel

Letter of Resignation
Ladies and Gentlemen:
    I, Christopher S. Coleman, hereby resign from all officer, executive and/or director positions held at Third Point Reinsurance Ltd. and all its subsidiaries or affiliates, in each case effective as of the close of business on _________________, 2021, provided, that such resignations shall not prejudice any of my rights under the Separation Agreement and Release, dated as of January 20, 2021 to which Third Point Reinsurance Ltd. and I are parties.

                            ______________________________
                            Christopher S. Coleman

Exhibit B

WAIVER AND RELEASE OF CLAIMS
1.General Release by the Executive. In consideration of the payments and benefits to be made under the Separation Agreement and Release, dated as of January 20, 2021 (the “Separation Agreement”), by and among Christopher S. Coleman (the “Executive”), and Third Point Reinsurance Ltd. (the “Company”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only the following:
i.rights of the Executive under the Separation Agreement;
ii.the right of the Executive to receive benefits required to be provided in accordance with applicable law (other than notice-related compensation under

Bermuda law, which the parties agree is included in the cash amount to be paid under the Separation Agreement);
iii.rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
iv.rights to insurance benefits the Executive may have under any applicable directors and officers liability insurance policy now or previously in force;
v.claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits except as provided in the Separation Agreement;
vi.the right of the Executive to exercise the Options in accordance with the Option Agreements and Separation Agreement (as these terms are defined under the Separation Agreement); and
vii.claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group.
    Neither this Section 1 nor any other provision of the Separation Agreement or this Waiver and Release of Claims prohibits or restricts the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Security and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Waiver and Release of Claims, or (iv) from providing any other disclosure required by law.
    However, by executing this Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that the Executive does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.
2.No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.
3.Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
4.Specific Waiver. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under any state, local or national law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive, except that, with respect to any such right or Action, the Executive does waive any right to money damages.
5.Voluntariness. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen (18) years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Waiver and Release of Claims. The Executive acknowledges and confirms that the Executive was given twenty-one (21) days to consider this Waiver and Release of Claims before signing it, although he may sign sooner if desired, and any changes to this Waiver and Release of Claims do not restart the twenty-one (21)-day period. The Executive has seven (7) days after signing the Waiver and Release of Claims to revoke the release by delivering notice of revocation to the General Counsel of the Company, and the Waiver and Release of Claims shall become effective upon the expiration of that revocation period.
6.Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of this Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
7.Governing Law. Except for issues or matters as to which U.S. Federal law or Bermuda law are applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the Executive has executed this Waiver and Release of Claims effective as of the date written below his signature.

/s/ Christopher S. Coleman

____________________________
Christopher S. Coleman

Dated:     1/20/2021

IN WITNESS WHEREOF, the Company has executed this Waiver and Release of Claims effective as of the date written below its signature.

THIRD POINT REINSURANCE LTD.
/s/ Sid Sankaran
By:
    Name: Sid Sankaran
    Title: Chairman

Dated: 1/20/2021

Exhibit C

______________, 2021

Third Point Reinsurance Ltd.
Attention: General Counsel

Reaffirmation of Waiver and Release of Claims

Ladies and Gentlemen:

Reference is made to that certain Separation Agreement and Release, dated as of January 20, 2021 (the “Separation Agreement”), previously entered into between me and Third Point Reinsurance Ltd. Capitalized terms used but not defined herein shall have the meanings set forth in the Separation Agreement, including the Waiver and Release of Claims attached thereto as Exhibit B.

As provided in the Separation Agreement, and in consideration of the payments and benefits to be made to me thereunder, I hereby restate and again provide the Company and the other Released Parties with the waiver and release of claims attached as Exhibit B to the Separation Agreement, effective as of the date hereof.

                        ____________________________
Christopher S. Coleman